EXHIBIT 99
NEWS RELEASE
For Immediate Release / October 19, 2004
Contact: Chad Hyslop or Jim Baumgardner (208) 331-8400
info@americanecology.com     www.americanecology.com
------------------------     -----------------------


              AMERICAN ECOLOGY POSTS $2.6 MILLION OPERATING INCOME

            JULY 2004 TEXAS FIRE, REPORTED TAX EXPENSE IMPACT QUARTER

     BOISE, Idaho - Jim Baumgardner, Senior Vice President and Chief Financial Officer of American Ecology Corporation [NASDAQ: ECOL], today announced financial results for the three and nine months ending September 30, 2004.

THIRD QUARTER RESULTS

     For the quarter ending September 30, 2004, the Company reported net income of $1.7 million or $0.10 per fully diluted share, compared to net income of $3.5 million or $0.20 per diluted share for the quarter ending September 30, 2003. The decrease in net income was primarily attributable to lost revenue and incremental costs at the Company's Robstown, Texas facility, where a July 1, 2004 fire has resulted in temporary suspension of the facility's waste treatment services. Additionally, as a result of the recognition of a deferred tax asset during the second quarter of 2004, the Company now recognizes income tax expense. During this quarter the Company recorded $884,000 in primarily non-cash tax expense which was not reflected in second quarter 2003 results. Operating income decreased from $3.6 million for the third quarter last year to $2.6 million for the third quarter this year.

     The Company reported third quarter 2004 revenue of $12.9 million, down from $17.3 million in the same quarter last year. The decrease in revenue resulted from a $3 million decrease in transportation revenue, a 5% decrease in waste volume and a 12% decrease in average selling price. Average selling price can vary widely from quarter to quarter due to the Company's diverse service mix and wide price range for different services. Revenue and average selling price for the third quarter of 2004 were adversely affected by suspension of higher priced treatment services following the fire at the Texas facility. Also, a large New Jersey clean up project shipped to the Company's Idaho facility in the second half of 2003 under a bundled rail transport and disposal contract was only partially replaced by increased disposal revenue from the U.S. Army Corps of Engineers and other customers.

     Selling, General and Administrative expenses ("SG&A") dropped 10% to $3.0 million from $3.3 million from the same period last year. This reduction primarily resulted from lower legal expenses and improved efficiencies following centralization of the Company's accounting and information systems in


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the past year. During the third quarter of 2004, the Company also recognized
$138,320 for an administrative penalty proposed by the State of Texas, and spent approximately $100,000 preparing to comply with internal control requirements under Section 404 of the Corporate Reform Act of 2002 ("Sarbanes-Oxley"). Spending on Section 404 compliance will continue in the fourth quarter of 2004.

     "Given near record volumes in the second half of 2003 driven by the New Jersey cleanup, we're pleased to have replaced most of the volume from this large project through growth in our existing business," Baumgardner stated, adding "70% of the reduced revenue for the quarter was directly attributable to lower transportation revenue associated with the New Jersey cleanup last year."

9 MONTHS YEAR-TO-DATE

     Revenue for the first nine months of 2004 reached $40.6 million or 1% higher than the $40.1 million posted for the first nine months of 2003. For the nine months ending September 30, 2004, total waste volume was up 7% over the same nine months last year.

     For the nine months ending September 30, 2004 SG&A dropped 24% to $8.4 million. This $2.7 million spending reduction over the same nine month period last year resulted from $1.8 million of non-recurring legal expenses for the Ward Valley, California damages claim in 2003 and overall lower spending due to cost control measures implemented in 2003.

     Operating profit for the nine months reached $9.8 million, a 48% increase, compared to $6.6 million reported for the first nine months of 2003.

     For the first nine months of 2004, the Company reported net income of $20.2 million or $1.14 per fully diluted share, compared to a net loss of $11.7 million or ($0.71) per diluted share for the same period last year. Large one-time events in both years account for the swing in reported net income year to year. In 2003, the Company wrote off $21 million following an adverse trial court ruling in the California damages claim, posted a $5 million gain on the sale of its former El Centro municipal waste landfill, and expensed $2.4 million for its former Oak Ridge, Tennessee operation. The Oak Ridge facility was sold in the second quarter of 2004, yielding a $900,000 gain and the recognition of an $11.3 million tax benefit.

TEXAS FACILITY UPDATE

     While waste treatment at the Texas facility was suspended following the July 1, 2004 fire, direct disposal operations continued throughout the quarter without interruption. The Company maintains business interruption insurance and submitted a claim for part of the third quarter's lost treatment revenue. Due to the complexity of this claim and pending further information, the Company has not yet recorded an expected benefit from its business interruption insurance. The Company expects to recognize


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income based on communication with its insurer on the pending claim as well as additional claims to be submitted in the coming months.

     The Company is also insured for buildings and equipment damaged or destroyed in the fire. The Company did not recognize any property insurance proceeds in the quarter pending more detailed information and further communication with its insurer. Proceeds from the pending property claim and related asset impairments are expected to be recognized in the fourth quarter of 2004.

     "The temporary suspension of waste treatment services and incremental costs had a significant adverse impact on the third quarter results" Baumgardner stated, concluding "We expect fourth quarter results to reflect the economic protection provided by the insurance policies."

     On October 1, 2004 the Company reported that the Texas Commission on Environmental Quality ("TCEQ") had proposed an Agreed Order for the July 1, 2004 fire and alleged violations noted during TCEQ inspections conducted earlier this year. The Order proposes an administrative penalty of $138,320 which was fully recognized in the third quarter of 2004. Negotiations to conclude the Agreed Order setting a final administrative penalty and operational requirements related to the Order are underway.

     "The Company is working with its Texas regulators to expeditiously enter an Agreed Order, upgrade its operations and restore treatment services" stated President and Chief Executive Officer Steve Romano. "We plan to resume limited treatment services on a phased basis beginning in late 2004, with full service restored in the first half of 2005," Romano added.

DIVIDEND

     On August 31, 2004, the Company declared an annual dividend of $0.25 per share, or $4.3 million. The dividend, paid to shareholders of record on September 30, 2004, was paid on October 15, 2004.

OUTLOOK

     Disposal volumes and revenue are projected to increase in the fourth quarter of 2004 based on several new clean-up projects now shipping or expected to ship to the Company's Idaho and Nevada facilities. This includes a large project in Tulsa, Oklahoma utilizing the Idaho facility under a bundled rail transport and disposal contract. "American Ecology continues to execute a focused growth strategy based on maximizing disposal volumes and delivering niche services", Romano stated, concluding "Our core business remains strong and we look forward to solid earnings."


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INVESTOR CALL

     Company management will discuss the third quarter financial results, provide an update on resumption of Texas treatment services and address the year end outlook on its regularly-scheduled third quarter investor conference call to be held Wednesday, October 20, 2004 at 10:00 am Mountain Time. Interested parties may participate by dialing 877-331-8343.

RELEASE OF FOURTH QUARTER AND FULL YEAR 2004 RESULTS

     The Company will release financial results for the quarter and year ending December 31, 2004 on Tuesday, February 8, 2005 and will hold an investor conference call following the release of earnings.

ABOUT AMERICAN ECOLOGY

     American Ecology Corporation, through its subsidiaries, provides radioactive, PCB, hazardous, and non-hazardous waste services to commercial and government customers throughout the United States, such as nuclear power plants, steel mills, medical and academic institutions, refineries and chemical manufacturing facilities. Headquartered in Boise, Idaho, the Company is the oldest radioactive and hazardous waste services company in the United States.

     This press release contains forward-looking statements that are based on our current expectations, beliefs, and assumptions about the industry and markets in which American Ecology Corporation and its subsidiaries operate. Actual results may differ materially from what is expressed herein and no assurance can be given that the Company can successfully generate improved earnings, timely return the Texas treatment facility to full service, obtain full recovery on insurance claims or prevail in pending litigation. For information on other factors that could cause actual results to differ from expectations, please refer to American Ecology Corporation's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission.

                                       ###


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
                                      AMERICAN ECOLOGY CORPORATION
                                 CONSOLIDATED STATEMENTS OF OPERATIONS
                                              (UNAUDITED)
                                 ($ IN 000'S EXCEPT PER SHARE AMOUNTS)

                                                                Three Months Ended   Nine Months Ended
                                                                   September 30,       September 30,
                                                                  2004      2003      2004      2003
                                                                --------  --------  --------  ---------

Revenue                                                         $12,929   $17,324   $40,629   $ 40,115
Direct operating costs                                            7,396    10,383    22,457     22,423
                                                                --------  --------  --------  ---------

Gross profit                                                      5,533     6,941    18,172     17,692
Selling, general and administrative expenses                      2,967     3,302     8,417     11,088
                                                                --------  --------  --------  ---------
Operating income                                                  2,566     3,639     9,755      6,604

Interest income                                                      52       312       133        334
Interest expense                                                     48        60       146        219
Loss on write off of Ward Valley facility development costs          --        --        --     20,951
Other income                                                          9        20        74        113
                                                                --------  --------  --------  ---------

Income (loss) before income tax and discontinued operations       2,579     3,911     9,816    (14,119)
Income tax expense (benefit)                                        884        18    (9,290)        73
                                                                --------  --------  --------  ---------

Income (loss) before discontinued operations                      1,695     3,893    19,106    (14,192)
Gain (loss) from discontinued operations - El Centro Landfill        --       (15)       --      4,945
Gain (loss) from discontinued operations - Oak Ridge Facility        (1)     (400)    1,068     (2,429)
                                                                --------  --------  --------  ---------

Net income (loss)                                                 1,694     3,478    20,174    (11,676)
Preferred stock dividends                                            --        --        --         64
                                                                --------  --------  --------  ---------

Net income (loss) available to common shareholders              $ 1,694   $ 3,478   $20,174   $(11,740)
                                                                ========  ========  ========  =========

Basic earnings (loss) from continuing operations                    .10       .23      1.12       (.86)
Basic earnings (loss) from discontinued operations                  .00      (.02)      .06        .15
                                                                --------  --------  --------  ---------
Basic earnings (loss) per share                                 $   .10   $   .21   $  1.18   $   (.71)
                                                                ========  ========  ========  =========

Diluted earnings (loss) from continuing operations                  .10       .22      1.08       (.86)
Diluted earnings (loss) from discontinued operations                .00      (.02)      .06        .15
                                                                --------  --------  --------  ---------
Diluted earnings (loss) per share                               $   .10   $   .20   $  1.14   $   (.71)
                                                                ========  ========  ========  =========

Dividends paid per common share                                 $    --   $    --   $    --   $     --
                                                                ========  ========  ========  =========


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
                                            AMERICAN ECOLOGY CORPORATION
                                             CONSOLIDATED BALANCE SHEETS
                                                     (UNAUDITED)
                                        ($ IN 000'S EXCEPT PER SHARE AMOUNTS)


                                                                            September 30, 2004    December 31, 2003
                                                                           --------------------  -------------------
ASSETS
Current Assets:
  Cash and cash equivalents                                                $             9,712   $            6,674
  Short term investments                                                                 4,989                   --
  Receivables, net                                                                       8,328               12,596
  Prepayments and other                                                                  1,263                1,051
  Deferred income taxes                                                                  1,323                3,222
  Assets held for sale or closure                                                           43                  938
                                                                           --------------------  -------------------
    Total current assets                                                                25,658               24,481

Property and equipment, net                                                             27,445               28,317
Facility development costs                                                               6,478                6,478
Other assets                                                                               655                  731
Prepaid income taxes                                                                       225                   --
Deferred income taxes                                                                   16,284                5,062
Assets held for sale or closure                                                             --                1,557
                                                                           --------------------  -------------------
    Total assets                                                           $            76,745   $           66,626
                                                                           ====================  ===================

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Current portion of long term debt                                        $             1,456   $            1,475
  Accounts payable                                                                       2,016                1,678
  Accrued liabilities                                                                    6,446                4,788
  Dividend payable on common stock                                                       4,345                   --
  Accrued closure and post closure obligation, current portion                           1,828                1,828
  Current liabilities of assets held for sale or closure                                   111                1,907
                                                                           --------------------  -------------------
    Total current liabilities                                                           16,202               11,676

Long term debt                                                                           3,099                4,200
Long term accrued liabilities                                                              474                  454
Accrued closure and post closure obligation, excluding current portion                   9,294                9,296
Liabilities of assets held for sale or closure, excluding current portion                   --                4,649
                                                                           --------------------  -------------------
    Total liabilities                                                                   29,069               30,275
                                                                           --------------------  -------------------

Commitments and contingencies

Shareholders' equity:
  Convertible preferred stock, 1,000,000 shares authorized
  Common stock, $.01 par value, 50,000,000 authorized,
    17,380,203 and 17,033,118  shares issued and outstanding                               174                  170
  Additional paid-in capital                                                            50,316               54,824
  Accumulated deficit                                                                   (2,814)             (18,643)
                                                                           --------------------  -------------------
    Total shareholders' equity                                                          47,676               36,351
                                                                           --------------------  -------------------

Total Liabilities and Shareholders' Equity                                 $            76,745   $           66,626
                                                                           ====================  ===================


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